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                                                                     EXHIBIT 8

                   [LONG, ALDRIDGE & NORMAN LLP LETTERHEAD]


                               August 27, 1997



AGL Resources Inc.
303 Peachtree Street, N.E.
Atlanta, GA  30308

Gentlemen:

        We have acted as tax counsel for AGL Resources Inc., a Georgia corporation (the "Company"), and AGL Capital Trust, a Delaware statutory business trust (the "Trust"), in connection with the preparation and filing under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-4 (the "Registration Statement") relating to the proposed offer to exchange up to 75,000 of the Trust's Series B 8.17% Capital Securities, $1,000 liquidation amount per capital security (the "Exchange Capital Securities"), for a like number of its outstanding Series A 8.17% Capital Securities, $1,000 liquidation amount per capital security (the "Original Capital Securities"). The Exchange Capital Securities will be guaranteed (the "Exchange Guarantee") by the Company with respect to the payment of distributions and payments upon liquidation, redemption and otherwise to the extent set forth in the Prospectus (the "Prospectus") filed as part of the Registration Statement.

        In connection with the offer to exchange the Exchange Capital Securities for the Original Capital Securities, the Company will also offer to exchange $75,000,000 aggregate principal amount of its Series B 8.17% Junior Subordinated Deferrable Interest Debentures due June 1, 2037 (the "Exchange Junior Subordinated Debentures") for a like aggregate principal amount of its outstanding Series A 8.17% Junior Subordinated Deferrable Interest Debentures due June 1, 2037 (the "Original Junior Subordinated Debentures"), which were purchased by the Trust with the proceeds of the issuance of the Original Capital Securities. Like the Exchange Capital Securities, the Exchange Junior Subordinated Debentures and the Exchange Guarantee will be registered under the Securities Act.

        Capitalized Terms used but not defined herein have the definitions assigned them in the Prospectus.

        It is our opinion that if the offer and sale of the Exchange Capital Securities are conducted in the manner described in the Prospectus and if the terms of the Exchange Capital Securities are as contemplated by the Prospectus then the statements under the caption "Certain Federal Income Tax Consequences" in the Prospectus correctly describe, in all material respects, certain United States Federal income tax consequences resulting from the purchase, ownership and disposition of the Exchange Capital Securities by an initial holder thereof subject to United States income taxation, based upon current laws.

        Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the issuance of the Exchange Capital Securities or of any transactions related to or contemplated by such issuance. This opinion is solely for your benefit. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the headings "Certain Federal Income Tax Consequences" and "Legal Matters" set forth in the Prospectus forming a part of the Registration Statement.


                                          Very truly yours,

                                          /s/ LONG ALDRIDGE & NORMAN LLP